UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 11, 1997

                  FIRST CHESAPEAKE FINANCIAL CORPORATION
          (Exact name of registrant as specified in its charter)

          VIRGINIA                     0-21912               54-1624428
(State or other jurisdiction         (Commission           (IRS Employer
     of incorporation)               File Number)        Identification No.)

         9100 ARBORETUM PARKWAY, SUITE 160, RICHMOND, VIRGINIA  23236
                (Address of principal executive offices)

Registrant's telephone number, including area code   (804) 320-0160


(Former name or former address, if changed since last report.) Not applicable


ITEM 1. CHANGES IN CONTROL OF REGISTRANT

	Not applicable.

ITEM 2.	ACQUISITION OR DISPOSITION OF ASSETS

	Not applicable.

ITEM 3.	BANKRUPTCY OR RECEIVERSHIP

	Not applicable.

ITEM 4.	CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

	Not applicable.

ITEM 5.	OTHER EVENTS

        As previously reported, on December 11, 1995 the Company executed a Letter of Intent to acquire all of the outstanding stock of a federal savings bank ( the "Bank") for a purchase price of $5,500,000. Consummation of this transaction was subject to the completion of due diligence procedures, execution of a definitive acquisition agreement between parties, approval by both boards of directors and regulatory approval. A Stock Purchase Agreement (the "Agreement") was executed between the parties which expired on September 30, 1996 before the Company could obtain regulatory approval of the transaction from the Office of Thrift Supervision. The parties negotiated an extension of the Agreement to December 31, 1996 to provide the Company with additional time to obtain regulatory approval. The Company was unable to obtain regulatory approval by December 31, 1996 and was unable to negotiate an extension of the Agreement with the Bank's stockholders past December 31, 1996. As a result, on March 5, 1997 the Company withdrew its Application for Change of Control with the Office of Thrift Supervision. At December 31, 1996, the Company wrote off approximately $219,000 in capitalized expenses related to this failed transaction.

ITEM 6.	RESIGNATION OF REGISTRANT'S DIRECTORS

        Not applicable.


ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

	None.

ITEM 8.	CHANGES IN FISCAL YEAR

	Not applicable.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                        FIRST CHESAPEAKE FINANCIAL CORPORATION


March 11, 1997                          C. Harril Whitehurst, Jr.
Date
                                        C. Harril Whitehurst, Jr., Chief
                                        Financial Officer and Executive Vice
                                        President